Exhibit 99.1
PRESS RELEASE
INX Announces Sale of Stratasoft Subsidiary
HOUSTON—(BUSINESS WIRE)—January 31, 2006—INX Inc., (AMEX:ISR; the “Company” or “INX”) today announced the sale of its Stratasoft Inc. (“Stratasoft”) subsidiary to The Resource Group International Limited (“TRG”).
Commenting on the announcement, James H. Long, Chairman and CEO of INX stated, “We are pleased to conclude this transaction. While we believe Stratasoft is positioned for continued success, we realize that our current strategic direction and Stratasoft’s opportunities for growth do not coincide. We believe TRG will capitalize on Stratasoft’s strengths and potential for growth. This transaction brings INX one step closer to our goal of becoming an organization focused purely on delivering advanced IP communications solutions to enterprise organizations.”
Gregory A. Enders, President and CEO of Stratasoft commented, “The acquisition of Stratasoft by TRG is the ideal ownership structure to accelerate Statasoft’s mission to positively change the way the world does business in the Call Center and VoIP marketplaces. There are tremendous synergies and resources within the TRG profile that will facilitate every aspect of Stratasoft’s strategic plan.”
Zia Chishti, Chief Executive Officer for TRG, commented, “We are pleased to welcome Stratasoft into the TRG family of companies, with its powerful and innovative platform for contact centers, especially the award-winning StrataDial VC2 and a remarkably diverse worldwide installed base. We look forward to bringing additional resources to enhancing Stratasoft’s product set, enhancing its position as the industry’s premier IP contact center solution. We’ve seen the transformation taking place in the global contact center industry and feel Stratasoft offers the best solutions enabling in-house and outsource contact centers to operate more efficiently and flexibly.” TRG will operate Stratasoft as a wholly owned subsidiary.
Raymond James & Associates, Inc. advised INX on the transaction.
ABOUT INX:
INX Inc. (AMEX:ISR) is a publicly traded network infrastructure professional services firm delivering best-of-class “Business Ready Networks” to enterprise organizations. INX offers a full suite of Advanced Technology solutions that support the entire life-cycle of IP Communications systems. We design, implement, and support the IP network infrastructure for enterprise organizations including routing and switching, IP Telephony, messaging, wireless, network storage and security. Operating in a highly focused manner provides a level of expertise that enables us to better compete in the markets we serve. Our customers for enterprise-level Cisco-centric advanced technology solutions include large enterprises organizations such as corporations, public schools as well as federal, state and local governmental agencies. Because we have significant experience implementing and supporting the critical technology building blocks of IP Telephony systems and other IP Communications advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com.

ABOUT STRATASOFT:
Stratasoft is an acknowledged technology leader in professional contact center systems. Stratasoft has a comprehensive patent portfolio that includes predictive dialing, predictive dialing algorithms, contact center database management, contact center campaign scripting and contact center management systems. Its product line consists of StrataSIP Web Agent — 2004 Product of the Year award winner from Customer Inter@ction Solutions? , StrataDial.VC2 — Virtual Contact Center, a 2002 Product of the Year award winner from both Customer Inter@ction Solutions and Communications Solutions magazines, and StrataVoice, an Unattended Message Notification System. All of Stratasoft’s products incorporate functionality that is 100% customer-driven and are designed to maximize productivity in any contact center application. To learn more about Stratasoft on the Internet visit www.stratasoft.com.
ABOUT TRG:
TRG is a leading global investor and operator of business services companies. TRG provides capital, strategic advice and its operational expertise in the BPO and customer relationship management verticals to the benefit of its portfolio companies worldwide.
SAFE HARBOR STATEMENT:
The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors, including:
•	The industry conditions continuing to evolve as the Company expects.

•	The Company’s ability to execute its strategy as planned.

•	Other risks and uncertainties set forth from time to time in the Company’s public statements and it’s most recent Annual Report filed with the SEC on Form 10-K/A for the year 2004.
Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.
Cisco and Cisco Systems are registered trademarks of Cisco Systems Inc. in the United States and certain other countries.
CONTACT:
INX Inc.
Brian Fontana, Chief Financial Officer, 713-795-2000
or
PR Financial Marketing LLC
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com